Exhibit 23.3
[Letterhead of Fangda Partners]
May 4, 2009
E-House (China) Holdings Limited
17F, Merchandise Harvest Building (East)
No. 333 North Chengdu Road
Shanghai, PRC 200041
People’s Republic of China
Dear Sirs,
We consent to the reference to our firm under the headings “Risk Factors” and “Government Regulations” in E-House (China) Holding Limited’s Annual Report on Form 20-F for the year ended December 31, 2008, which will be filed with the Securities and Exchange Commission (the “SEC”). We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report on Form 20-F for the year ended December 31, 2008.

Yours faithfully,
/s/ Fangda Partners
Fangda Partners